Exhibit 10.1

AGREEMENT OF SALE

by and between

G REIT Western Place, LP, as Seller

and

The American Recovery Property Trust, Inc., as Purchaser,

Dated as of April 27, 2012

respecting

Western Place I & II

Fort Worth, Texas

DLA Draft

March 16, 2012

i

DLA Draft

March 16, 2012

SCHEDULES

5	–	Permitted Exceptions
9(a)(v)	–	Title Affidavit

EXHIBITS

A-1	–	Seller’s Undivided Interest
A-2	–	Legal Description of Land
B	–	List of Improvements and Personal Property
C	–	List of Leases and Rent Roll
D	–	List of Contracts
E	–	List of Licenses
F	–	Seller’s Representations and Warranties
G	–	Securities Matters Agreement
H	–	Form of Special Warranty Deed
I	–	Form of Bill of Sale
J	–	Form of Assignment and Assumption
K	–	Form of Tenant Notification Letter

ii

DLA Draft

March 16, 2012

AGREEMENT OF SALE

Summary Statement

This Summary Statement is attached to and made a part of that certain Agreement of Sale by and between Seller and Purchaser referenced below.

1.	DATE OF AGREEMENT:	April 27, 2012

2.	SELLER:	G REIT Western Place, LP

3.	PURCHASER:	The American Recovery Property Trust, Inc., a Maryland corporation

4.	REAL PROPERTY:	That certain undivided tenant in common interest described on Exhibit A-1 annexed hereto and made a part hereof, respecting the real property commonly known as 6000-61000 Western Place located in Fort Worth, Texas as more particularly described on Exhibit A-2 annexed hereto and made part hereof.

5.	PURCHASE CONSIDERATION:	Twenty Million Dollars ($20,000,000) in cash or other immediately available funds and that number of shares of non-voting common stock, par value $[0.001] per share, of Purchaser (“Purchaser Non-Voting Common Stock”), equal to the quotient obtained by dividing (x) Twelve Million Dollars ($12,000,000), as adjusted in accordance with Section 2 herein, by (y) Ten Dollars ($10.00) (the “Purchaser Shares”).

6.	SCHEDULED CLOSING DATE:	May 15, 2012

7.	TITLE COMPANY:	First American Title Company 4380 La Jolla Village Drive, Suite 110 San Diego, Ca 92122 Attn: Skip Santy Telephone: (858) 410-2155 Email: ssanty@firstam.com

8.	SELLER’S ADDRESS:

G REIT Western Place, LP

c/o G REIT Liquidating Trust

1551 N. Tustin Avenue, Suite 200

Santa Ana, CA 92705

Attn: Gary T. Wescombe

Telephone: (949) 296-7555

Fax: (949) 296-7556

Email: garywescombe@yahoo.com

DLA Draft

March 16, 2012

with a copy to:

Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP 2603 Main Street, Suite 1300 Irvine, CA 92614-6228 Attn: Stephen A. Scheck, Esq. Telephone: (949) 851-7221 Fax: (949) 825-5417 Email: sscheck@ptwww.com

9.	PURCHASER’S ADDRESS:	The American Recovery Property Trust, Inc. 1551 Tustin Ave. Santa Ana, California 92705 Attn: Todd A. Mikles Telephone: (714) 975-2993 Email: todd@sovcapital.com with a copy to:

DLA Piper US LLP
4365 Executive Drive, Suite 1100 San Diego, CA 92121-2133 Attn: Darryl Steinhause, Esq. Telephone: (858) 638-6702 Fax: (858) 638-5002 Email: darryl.steinhause@dlapiper.com

10.	ESCROW AGENT:	First American Title 4380 La Jolla Village Dr, #110 San Diego, CA 92122 Attn: James Sardo Telephone: (858) 410-2157 Fax: (800) 606-3609 Email: jsardo@firstam.com

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (“Agreement”) is made and entered into as of April 27, 2012 by and between G REIT Liquidating Trust (“Seller”), and The American Recovery Property Trust, Inc., a Maryland corporation (“Purchaser”).

RECITALS

A Seller is the owner of an individual tenant in common interest described on Exhibit A-1 annexed hereto and made part hereof (“Undivided Interest”) in and to the fee estate in certain real property described on Exhibit A-2 annexed hereto and made part hereof (the “Real Property”).

B Seller desires to sell to Purchaser its Undivided Interest in the Real Property, and Purchaser desires to purchase from Seller its Undivided Interest in the Real Property, together with all of the other property and interests of Seller described in Section 1 below, subject to the terms and conditions contained herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

1. AGREEMENT FOR SALE.

(a) Seller agrees to sell, and Purchaser agrees to purchase, subject to the terms and conditions herein contained, all of Seller’s Undivided Interest in the Real Property, and all of Seller’s right, title and interest in and to each and all of the following:

(i) all rights of way, easements, utility capacity and appurtenances, if any, appertaining to the Real Property, and all right, title and interest in and to all adjoining public streets, alleys, roads, curbs, curb cuts, sidewalks, sewers and other public ways, as well as all “Available Development Rights,” which are any and all development rights and other benefits that are or may become available with respect to the Real Property through any law, regulation or agreement, including the right to purchase development rights or other benefits from properties which are not included in the Real Property (if any) (collectively, the “Appurtenant Rights”); and

(ii) all improvements located on the Real Property (“Improvements”), together with all equipment and fixtures, and all heating, lighting, air conditioning, ventilating, plumbing, electrical or other mechanical equipment, if any, owned or leased attached to the Real Property and used in connection with the ownership, operation, leasing, marketing, management and/or maintenance of the Real Property and some of which is listed in Exhibit B attached hereto and by this reference made part hereof (collectively, the “Improvements and Personal Property”); and

(iii) all leases, tenancies and rental, license and occupancy agreements together with all modifications, extensions, amendments and guarantees thereof listed on Exhibit C attached hereto and by this reference made part hereof, granting possessory rights in, on or covering the Real Property or Improvements, together with such other leases of the Real Property or Improvements as may be made prior to Closing (defined below) or Improvements, in accordance with the terms of this Agreement (collectively, the “Leases”); and

(iv) (A) all contracts and agreements relating to the Real Property or Improvements to the extent not terminated prior to Closing pursuant to Section 8(a)(iii) hereof (excepting every property management agreement and leasing agreement affecting the Property, which Seller shall cause to be terminated as of the Closing Date (at Seller’s sole cost and expense)), and (B) all guarantees, warranties and indemnities relating to the Real Property and/or the Improvements, all as listed in Exhibit D attached hereto and by this reference made part hereof (collectively, the “Contracts”); and

(v) all telephone numbers, plans, drawings, specifications, blueprints and surveys relating in any way to the Real Property, Appurtenant Rights, the Improvements and Personal Property, Leases or Contracts, and licenses, franchises, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (each a “Governmental Entity”) affecting the ownership, operation leasing, management and/or maintenance of the Real Property, including, without limitation, the items listed in Exhibit E attached hereto and by this reference made part hereof (collectively, the “Licenses”); and

(vi) all books, records, tenant data, leasing material and forms, past and current rent rolls, files, statements, market studies, keys, plans, specifications, reports, tests and other materials of any kind owned by or in the possession or control of Seller, any of the other owners of undivided tenant in common interests in the Real Property (collectively, the “Minority Owners”), which are or may be used in the ownership, operation, leasing, management or maintenance of the Real Property or the Improvements and Personal Property (collectively, the “Books and Records”); and

(vii) the name “Western Place I & II” (the “Name”);

(viii) all claims against third parties, all claims against tenants for tenant improvement reimbursements and insurance proceeds and condemnation awards or claims thereto to be assigned hereunder (collectively, the “Claims and Proceeds”); and

(ix) all operating reserves related to the Real Property.

The Real Property, Appurtenant Rights, Improvements and Personal Property, Leases, Contracts, Licenses, Books and Records, Name, and Claims and Proceeds are collectively referred to herein as the “Property.”

2. PURCHASE CONSIDERATION.

The consideration payable to Seller for all of Seller’s Undivided Interest in the Property (the “Purchase Consideration”) shall be Twenty Million Dollars ($20,000,000) in cash or other immediately available funds plus that number of Purchaser Shares described in Line 5 of the Summary Statement. The cash portion of the Purchase Consideration shall be adjusted, plus or minus prorations and adjustments provided for in this Agreement, including, without limitation, any adjustments pursuant to Section 12 (the “Prorations”) and shall be paid through the escrow held by Escrow Agent.

3. CLOSING.

Subject to the terms and conditions of this Agreement, the “Closing” (which is the consummation of the transaction contemplated herein) and “Close” (which is the sum of the actions required to be taken to accomplish the Closing) shall take place on the date set forth in Line 6 of the Summary Statement (the “Scheduled Closing Date”) as evidenced by recordation of the Special Warranty Deed. Notwithstanding the foregoing, Purchaser shall have the one-time right exercisable in its sole discretion (the “Extension Option”) to extend the Scheduled Closing Date for a period of up to sixty (60) days (the “Extended Scheduled Closing Date”) by providing written notice to Seller of its exercise of such right not less than three (3) business days prior to the Scheduled Closing Date. The actual date of the Closing is herein referred to as the “Closing Date.” The Closing shall take place through escrow at the offices of Escrow Agent as provided herein. On the Closing Date, Seller shall transfer and convey its Undivided Interest in and to the Property to Purchaser subject only to the Permitted Exceptions pursuant to Section 5(b) below and otherwise in accordance with the terms of this Agreement and Purchaser shall deliver to Seller the Purchaser Shares.

4. ESCROW AGENT.

Escrow Agent shall hold any and all money, property and documents deposited with Escrow Agent in accordance with the terms and provisions of this Agreement, subject to the following:

(a) Seller and Purchaser hereby designate Escrow Agent to receive and hold, subject to the provisions of this Section 4, the funds and documents delivered by Purchaser and Seller.

(b) Upon the Closing, Escrow Agent shall promptly deliver the cash portion of the adjusted net Purchase Consideration to Seller.

(c) On receipt by Escrow Agent of a notice executed by one of the parties herein (Purchaser, Seller or their respective permitted successors or assigns) stating (i) that the other party has defaulted in the performance of its obligations hereunder (or acknowledging its own default), or (ii) on or after the Scheduled Closing Date or the Extended Scheduled Closing Date (as applicable), as the same may be extended in accordance with the terms of this Agreement, that the transfer of title to Seller’s Undivided Interest in and to the Property has not closed under this Agreement because of (A) a default by the other party, (B) Seller’s inability to convey title to its Undivided Interest in and to the Property in accordance with the provisions of this Agreement, or (C) the inability of a party to satisfy one or more of the conditions to Closing set forth in this Agreement, Escrow Agent shall, within one (1) business day, deliver a copy of said notice to the other party.

(d) Escrow Agent assumes no responsibility except for the deposit and disbursement of the funds and documents deposited with Escrow Agent pursuant to this Agreement, all as provided herein, and shall not be liable for any error in judgment or any action or inaction taken by it in accordance with the terms of this Agreement except for Escrow Agent’s negligence or willful misconduct.

(e) All funds deposited with Escrow Agent shall be held by Escrow Agent until disbursed pursuant to the terms of this Agreement in an interest bearing account with a financial institution approved by Purchaser. Seller and Purchaser shall deliver a W-9 form to Escrow Agent no later than one (1) business day following Escrow Agent’s request therefor.

(f) Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and in supplemental written closing, recording, and Title Insurance instructions as may be issued by Purchaser and no implied duties or obligations shall be read into this Agreement against Escrow Agent. If there are any inconsistencies between such additional or supplemental instructions and this Agreement, then this Agreement shall govern and control.

(g) Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be valid, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument, nor as to the identity, authority, or right of any person executing the same.

(h) Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Purchaser and Seller shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Purchaser and Seller shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

(i) If the parties to this Agreement shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

5. TITLE COMMITMENT.

(a) Purchaser has obtained a title commitment covering the Property (the “Title Commitment”) from the title insurance company identified in Line 7 of the Summary Statement written on behalf of First American Title Insurance Company (the “Title Company”).

(b) Purchaser and Seller agree that the following are permitted exceptions to title (the “Permitted Exceptions”): the matters set forth on the Schedule of Permitted Exceptions attached hereto as Schedule 5 and by this reference made part hereof.

(c) For purposes of this Agreement, all title exceptions that are not Permitted Exceptions are “Unpermitted Exceptions.” Purchaser hereby objects to all Unpermitted Exceptions. Seller shall have the right but not the obligation to extend the Closing Date for a period of up to fifteen (15) days (the expiration of such fifteen (15) day period, the “Title Clearance Date”) in order to have all title exceptions other than Permitted Exceptions (collectively, the “Unpermitted Exceptions”) cured and removed from title to the Real Property, subject to Seller’s mandatory cure obligations set forth below. If Seller fails on or before the Title Clearance Date to demonstrate to Purchaser’s sole satisfaction that the Unpermitted Exceptions have been cured and removed from title to the Real Property (or will be cured and removed from title concurrently with the Closing), Purchaser shall have the option in its sole and absolute discretion to either (i) terminate this Agreement, in which case the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement), or (ii) proceed with Closing, in which case, the Purchase Consideration shall be reduced by an amount equal to the aggregate amount of all tax, judgment, mechanics’ and other liens of a definite and ascertainable amount which were caused or permitted by Seller, and which may be cured by payment of a liquidated amount (other than any existing mortgage loan(s) and mezzanine loan(s) (collectively, the “Existing Loans”). Seller shall be obligated in all events to pay in full at or before Closing the outstanding principal and interest of all of Existing Loans.

(d) Notwithstanding the foregoing, Seller is obligated to pay at or before Closing and remove of record, all Existing Loans, all mechanics’ liens that are not created by or through the affirmative acts or omissions of Purchaser, all due and payable tax liens, and all such other liens and encumbrances as may be satisfied by the payment of a liquidated amount. Seller shall use, and Seller hereby authorizes and instructs Escrow Agent to disburse, the cash portion of the Purchase Price to effectuate the termination, re-conveyance and release of all liens and other encumbrances required to be paid and released by Seller in accordance with the provisions of this Section 5.

(e) Purchaser may request, at Purchaser’s expense, an ALTA as built survey (“Survey”) of the Property. On or before earlier of: (i) that date that is twenty (20) days after the receipt by Purchaser of the Survey (the “Survey Objection Date”) or the date that is twenty (20) days prior to the Scheduled Closing Date, Purchaser will notify Seller in writing (the “Survey Exception Notice”) as to those matters reflected in the Survey which it will not accept. If Purchaser fails to provide Seller the Survey Objection Notice on or before the Survey Objection Date, the matters reflected in the Survey shall be deemed to be Permitted Exceptions and Purchaser shall be deemed to have waived its right to object to such exceptions. If Purchaser delivers a Survey Exception Notice, Seller shall have until three (3) days after its receipt of the Survey Exception Notice (“Seller’s Response Date”), within which to notify Purchaser in writing of its intention to attempt to remove or otherwise cure prior to the Closing the disapproved matters reflected on the Survey (“Disapproved Survey Exceptions”). If for any reason, by the Seller’s Response Date, Seller does not provide Purchaser with such notice, Seller shall be deemed to have elected to not remove or otherwise cure such Disapproved Survey Exceptions. Upon written notice to Purchaser, Seller’s shall have the right but not the obligation to extend the Closing Date for a period of up to fifteen (15) days (the expiration of such fifteen (15) day period, the “Survey Clearance Date”) in order to cure all Unpermitted Survey Exceptions, or if requested by Purchaser in its sole and absolute discretion, to have the Title Company commit to insure Purchaser and Purchaser’s lender (if any), at Seller’s expense, against any and all loss or damage that may be occasioned by any such Unpermitted Survey Exceptions. If Seller fails on or before the Survey Clearance Date to demonstrate to Purchaser’s sole satisfaction that the Unpermitted Survey Exceptions have been cured, Purchaser shall have the option in its sole and absolute discretion to either accept the Survey without curing the Unpermitted Survey Exceptions or to terminate this Agreement by written notice to Seller and Escrow Agent, in which case the parties hereto shall have no further obligations hereunder (except for obligation that are expressly intended to survive termination of this Agreement).

(f) Seller shall execute and deliver the title affidavit pursuant to Section 9(a)(iv), remove Unpermitted Exceptions and Unpermitted Survey Exceptions pursuant to this Section 5 above, and cooperate with Purchaser to obtain the Title Policy in form and substance reasonably satisfactory to Purchaser.

6. CONDITIONS PRECEDENT TO CLOSING

(a) Purchaser’s Closing Conditions. Purchaser’s obligations hereunder are subject to the satisfaction (or waiver in writing by Purchaser) of the following conditions precedent:

(i) Seller’s Obligations Deliveries. The obligations of Seller contained in this Agreement to be performed by Seller shall have been duly performed by Seller on or before the Closing Date and Seller shall not have breached any of its covenants contained in this Agreement which remain uncured after the expiration of any applicable cure periods. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents, items and information required of Seller hereunder (including, without limitation, pursuant to Section 9 hereof).

(ii) Representations, Warranties and Covenants; Obligations of Seller; Certificate of Seller. Seller shall deliver to Purchaser a certificate (“Seller’s Closing Certificate”) at Closing stating that the representations and warranties made in this Agreement, including, without limitation in Exhibit F hereto, remain true and correct in all material respects as of the Closing Date. If Seller’s Closing Certificate indicates that any representation or warranty fails to be true and correct in any material respect as of the Closing Date, then Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent. For the purposes of this Section 6(a)(ii), the word “material,” when reduced to a liquidated sum, shall mean an amount greater than $10,000.00 in each instance.

(iii) Consents. Seller shall have obtained and delivered to Purchaser any consents or approvals of any third parties (including, without limitation, any Governmental Entity, but excluding any approvals from the Minority Owners which shall be Purchaser’s Obligation pursuant to Section 6(a)(vii) below) required to consummate the transactions contemplated hereby (if any).

(iv) Prohibitions. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or Governmental Entity proceeding seeking such an order shall be pending or threatened.

(v) Title Insurance. Title Company shall be irrevocably committed to issue an ALTA extended coverage owner’s policy of title insurance (in current form), with such endorsements thereto as Purchaser may request with coverage for the Property acceptable to Purchaser insuring fee simple title to all real property and improvements comprising the Property in the name of Purchaser (or an affiliate thereof, as Purchaser may designate), subject only to the Permitted Exceptions (the “Title Policy”); provided, however, that Purchaser shall be responsible for obtaining any required Survey at Purchaser’s sole cost and expense.

(vi) Securities Matters Agreement. Seller shall have executed and delivered to Purchaser a Securities Matters Agreement substantially in the form attached hereto as Exhibit G.

(vii) Concurrent Closing. Purchaser shall have entered into a Purchase Agreement with each of the Minority Owners in form and substance approved by Purchaser in its sole discretion respecting the transfer by each Minority Owner of its undivided tenant in common interest in the Property to Purchaser (the “Minority Owner Agreements”). All conditions precedent to closing the transactions contemplated under the Minority Owner Agreements shall have been satisfied in full as determined by Purchaser, and the transfer of Minority Owners’ undivided tenant in common interests in the Property shall be closed concurrently with the Closing hereunder. For the avoidance of doubt, Seller hereby expressly acknowledges and agrees that Purchaser is not, and shall not at any time be, obligated to purchase less than 100% of the fee estate in the Real Property and Improvements or less than 100% of Seller’s and 100% of all of the Minority Owners’ undivided interests in and to the Property.

(viii) Additional Concurrent Closing. Purchaser shall have entered into a Purchase Agreement with NNN Realty Investors, LLC in form and substance approved by Purchaser in its sole discretion respecting the Park Central property (the “Additional Concurrent Purchase Agreement”). All conditions precedent to closing the transactions contemplated under the Additional Concurrent Purchase Agreement shall have been satisfied in full as determined by Purchaser, and the transfer of the Park Central property shall be closed concurrently with the Closing hereunder.

(b) Satisfaction of Conditions/Waiver. Seller hereby acknowledges and agrees that each of the conditions contained in Section 6(a) are intended for the sole benefit of Purchaser and may be waived in whole or in part by Purchaser, but only by an instrument in writing signed by Purchaser. In the event that any of such conditions are not satisfied by Closing, Purchaser shall have the right to waive any of such conditions (in whole or part) or have the right to terminate this Agreement. In the event of the exercise by Purchaser of any such right of termination, Purchaser and Seller shall be released from all further liability or obligation hereunder, except those which expressly survive a termination of this Agreement.

7. REPRESENTATIONS AND WARRANTIES.

(a) Seller’s Representations. Seller hereby represents and warrants unto Purchaser that each and every one of the statements set forth on Exhibit F attached hereto and by this reference made part hereof is true, correct and complete in every material respect as of the date of this Agreement and will be true, correct and complete as of the Closing Date and shall survive the Closing Date for a period of twelve (12) months. References to the “knowledge” of Seller in this Agreement shall refer only to the actual knowledge of Gary Wescombe and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, or to any other officers, agents, managers, representatives or employees of Seller or any affiliates thereof, or to impose upon Gary Wescombe any duty to investigate the matter to which such actual knowledge or the absence thereof pertains. Gary Wescombe shall have no personal liability with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

(b) Representations by Purchaser. Purchaser hereby represents and warrants unto Seller that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

(i) Organization; Authority. Purchaser has been duly formed and is validly existing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to enter this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its property and to carry on its business and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

(ii) Due Authorization. The execution, delivery and performance of this Agreement by the Purchaser have been duly and validly authorized by all necessary action of Purchaser. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Purchaser pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, each enforceable against Purchaser in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

(iii) Consents and Approvals. Assuming the accuracy of the representation and warranties made by Seller hereunder and in the documents and instruments executed by Seller pursuant to this Agreement, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a material adverse effect on Purchaser.

(iv) Corporate Matters. The Purchaser Shares when issued and delivered in accordance with the terms of this Agreement for the consideration described herein, will be duly and validly issued, and free of any liens other than any liens arising through Seller. Upon such issuance, Seller will be admitted as a shareholder of Purchaser.

Except as set forth herein, Purchaser makes no representation or warranty of any kind, express or implied, and Seller acknowledges and agrees that it has not relied upon any other such representation or warranty.

(c) All of the representations and warranties of the parties contained in this Agreement or in any of the other Closing Documents (defined in Section 9 below) are material, none shall merge into the Special Warranty Deed herein provided for and all shall survive the Closing Date or termination of this Agreement for a period of twelve (12) months (the “Survival Period”). All rights of parties hereunder or under any of the Closing Documents, with respect to any surviving representation or warranty of the other party (“Surviving Obligations”) shall be deemed waived if such party does not, by written notice to the other party, advise such other party of any alleged breach of such representation or warranty which such party has actual conscious knowledge of prior to the expiration of the Survival Period (which in the case of Purchaser after the date hereof, shall mean the receipt of actual written notice of such breach from Seller). Subject to the limitation set forth in the immediately preceding sentence, all remedies shall be those set forth in Section 15 below. The provisions of this Section 7(c) shall survive the Closing.

8. COVENANTS.

(a) From and after the date of this Agreement through the Closing Date, Seller and Seller’s agents:

(i) shall, at Seller’s expense, maintain and operate the Property in a manner consistent with current practice, and materially perform its obligations under the Leases, Contracts and Licenses;

(ii) shall, at Seller’s expense, keep in existence all fire and extended coverage insurance policies, and all liability insurance policies, that are in existence as of the date of this Agreement with respect to the Property;

(iii) shall, at Seller’s expense, upon written notice from Purchaser on or before Closing, give appropriate notices of termination of Contracts (including, without limitation any management agreements) designated by Purchaser to the extent such Contracts are terminable pursuant to the terms thereof;

(iv) shall not without Purchaser’s prior written consent (which consent may be granted or withheld in Purchaser’s sole and absolute discretion), enter into new Leases, Contracts, Licenses or telecommunications agreements or similar documents affecting the Property, amend or extend Leases, Contracts, Licenses or telecommunications agreements or similar documents affecting the Property, expand the premises demised under the Leases, enforce and terminate Leases, Contracts, Licenses or telecommunications agreements or similar documents affecting the Property or apply security or other deposits, and shall provide Purchaser with immediate written notice of such proposed activity;

(v) shall, at Seller’s expense, be responsible for all wages and benefits, including accrued vacation and pensions, if any, and all relevant plan contributions of the union and non union employees, up to the Closing Date. Purchaser shall not be responsible for any amounts due to any employee work at the Property, including all wages and accrued benefits. Between the date hereof and the Closing Date, except with Purchaser’s consent, which may be granted or denied in Purchaser’s sole judgment, Seller shall not (A) enter into any agreement with any person, labor union or association regarding the employment of persons at the Property, (B) institute or adopt any employee benefit arrangement, or (C) hire any persons as employees or independent contractors; or

(vi) shall not without Purchaser’s prior written consent, sell, transfer (or agree to sell or transfer), assign or otherwise dispose of, or cause the sale, transfer, assignment or disposition of (or agree to do any of the foregoing) all or any portion of the Property or any of its Undivided Interest in the Property.

(b) From the date hereof through the Closing, Seller shall conduct its business with respect to the Property in the ordinary course of business consistent with past practices, and shall not, to the extent within its control, without the prior written consent of Purchaser (which may be withheld by Purchaser in its sole discretion):

(i) enter into any material transaction not in the ordinary course of business with respect to any Property;

(ii) mortgage, pledge or encumber (other than by Permitted Exceptions) the Property or any assets related to the Property, or any of its Undivided Interest in the Property except only liens for taxes not delinquent or being disputed by Seller in good faith and by appropriate proceeding in the ordinary course of Seller’s business; or

(iii) cause or take any action that would render any of the representations or warranties herein regarding the Property untrue in any material respect (other than as a result of entering into new Leases in compliance with this Agreement).

(c) From the date hereof, Seller agrees to provide Purchaser with such tax information relating to the Property as reasonably requested by Purchaser.

(d) Upon reasonable prior notice, Seller shall afford Purchaser and authorized representatives of Purchaser reasonable access, at reasonable times, to the Real Property for the purposes of performing tests and inspections and satisfying Purchaser with respect to the Real Property. Purchaser shall notify Seller of its intention or the intention of its authorized agents or representatives to enter upon the Real Property at least twenty-four (24) hours prior to such intended entry and to obtain Seller’s prior consent, which shall not be unreasonably withheld or delayed, to such inspections, tests and studies to be conducted. At Seller’s option, Seller may be present for any inspections, tests or studies. Purchaser shall bear the cost of all such inspections, tests and studies. In conducting any inspections, tests or studies, Purchaser and its authorized agents and representatives shall (i) comply with all terms of the Leases regarding entry rights and obligations of Seller to tenants, (ii) not unreasonably disturb the tenants or unreasonably interfere with their use of the Real Property pursuant to their respective Leases, (iii) not unreasonably interfere with the operation, use and maintenance of the Real Property, (iv) not damage any part of the Real Property or any personal property owned or held by any tenant or any third party, (v) not injure or otherwise cause bodily harm to Seller or any of its agents, contractors and employees or any tenant or other third party, (vi) promptly pay when due the cost of all inspections, tests or studies, (vii) not permit any liens to attach to the Real Property by reason of the exercise of the rights under this Section, (viii) repair damage to the real Property to the extent that the damage was caused by Purchaser’s inspection activities, and (ix) not conduct any invasive testing without the prior consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. Prior to any such entry by Purchaser on the Real Property, Purchaser shall obtain and maintain the following insurance coverage with respect to any loss, damage or injury which may occur as a result of Purchaser’s entry upon the Real Property: (x) workers’ compensation insurance as required by law; and (y) commercial general liability insurance written on an occurrence basis, with aggregate limits and per occurrence limits of at least Two Million Dollars ($2,000,000). In addition, Purchaser hereby agrees to indemnify, protect, defend and hold Seller and the Property free and harmless from and against any and all damages, claims, losses, liabilities, causes of action, proceedings, costs and expenses of any kind whatsoever (including, without limitation, attorneys’ fees and fees of expert witnesses) arising from any such activities of Purchaser, its agents and employees upon or about the Property; provided, however, the foregoing indemnity shall not extend to liability arising from (A) the acts or omissions of Seller or its agents, or (B) any preexisting physical or environmental conditions of the Property or exacerbation of any preexisting physical or environmental conditions of the Property arising from Purchaser’s inspection activities (including Purchaser’s discovery or disclosure of the same). Notwithstanding the foregoing provisions of this Section 8(d), Seller recognizes that Purchaser’s affiliate operates as the Property Manager on the Property, thus nothing herein shall limit the reasonable access of the Property Manager.

(e) From the date hereof, Seller shall promptly provide notice to Purchaser upon any discovery that may lead to any of Seller’s representations and warranties being incomplete, inaccurate or in any manner not completely true and correct as of the Closing Date, including, without limitation, any matter which if uncured prior to the Closing Date would have such effect, even if Seller intends to cure, correct or remedy such matter prior to the Closing and it is implementing such cure, correction or remedy. If Purchaser determines in good faith that the disclosed item(s) contained in any such notice represents an impairment in the value of the Property or an increase in cost or potential risk to Purchaser, then Purchaser may elect, in its sole discretion, to terminate this Agreement. In the event of the exercise by Purchaser of any such right of termination, Purchaser and Seller shall be released from all further liability or obligation hereunder, except those which expressly survive a termination of this Agreement. If Purchaser elects to proceed with Closing then Seller shall have no further monetary obligations with respect to the effect of such disclosed item(s) on Seller’s representations and warranties contained herein.

9. DELIVERY OF DOCUMENTS.

(a) On the Closing Date, Seller shall deliver the following documents (the “Closing Documents”) to Escrow Agent all duly executed and, if to be recorded, acknowledged, by Seller, each of which shall be a condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement (any one or more of which may be waived in writing by Purchaser, in its sole discretion, on or prior to the Closing Date) in form and substance specified below, or if not specified, in form and substance reasonably acceptable to Purchaser:

(i) the original fully executed and acknowledged Special Warranty Deed in the form annexed hereto as Exhibit H and by this reference made part hereof (the “Special Warranty Deed”), subject only to the Permitted Exceptions;

(ii) the original, fully executed bill of sale in the form annexed hereto as Exhibit I and by this reference made part hereof (the “Bill of Sale”);

(iii) the original assignment and assumption of leases, contracts and other property interests fully executed by Seller, in the original form annexed hereto as Exhibit K and by this reference made part hereof (the “Assignment and Assumption”);

(iv) the net cash portion of the Purchase Price in accordance with Section 2 hereof, plus or minus prorations and adjustments as provided herein;

(v) to the extent required by the Title Company, the affidavit in the form annexed hereto as Schedule 9(a)(v) fully executed by Seller (the “Title Affidavit”);

(vi) Seller’s executed counterpart of a closing and proration statement;

(vii) a certification of nonforeign status satisfying Section 1445 of the Internal Revenue Code of 1986, as amended and the fully executed by Seller;

(viii) all transfer taxes payable in connection with the consummation of the transactions contemplated hereby;

(ix) evidence of Seller’s existence good standing and authority to enter into and perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company;

(x) all keys and access cards to, and combinations to locks and other security devices located at the Property;

(xi) all of the original Leases, Contracts and Licenses in possession or control of Seller (or copies thereof to the extent not in Seller’s possession), and all Books and Records in Seller’s possession or control together with (A) letter(s) from Seller advising the tenants under the Leases and vendors under the Contracts to be assigned of the assignment of their respective Leases or Contracts to Purchaser and in the case of Leases, the manner in which rent is to be paid subsequent to Closing in the form annexed hereto as Exhibit K and by this reference made part hereof; and (B) evidence of termination of Contracts designated by Purchaser, if applicable, to the extent such Contracts are terminable by their terms;

(xii) all letters of credit (which such letters of credit shall be transferred or re-issued to Purchaser or Purchaser’s designee as beneficiary thereunder at Seller’s sole cost and expense) and other non-cash security deposits for which Purchaser is not receiving a credit under Section 12 below;

(xiii) Seller’s Closing Certificates;

(xiv) the original fully executed and acknowledged termination, release and reconveyance of the Tenants in Common Agreement related to the Real Property in recordable form and otherwise in form and substance approved by Purchaser and Title Company, and including, without limitation, termination of all options and call rights granted or referenced therein;

(xv) a copy of the fully executed termination in form and substance approved by Purchaser of the Amended and Restated Property Management Agreement by and between, among others, Seller and Triple Net Properties Realty, Inc.;

(xvi) all other documents and deliverables as are required by this Agreement, and such other documents, instruments or agreements as may be reasonably requested by Title Company or Escrow Agent, in order to consummate the Closing in accordance with this Agreement.

(b) On the Closing Date, Purchaser shall deliver the following to Escrow Agent, in form and substance as required under this Agreement, all duly executed by Purchaser, each of which shall be a condition precedent to Seller’s obligation to close the transaction contemplated by this Agreement:

(i) The original counterpart of the Assignment and Assumption executed by Purchaser;

(ii) Purchaser’s executed counterpart of a closing and proration statement;

(iii) evidence of Purchaser’s existence and authority to enter into and perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company;

(iv) the Purchaser Shares;

(v) a certificate recertifying the representations and warranties set forth in Section 7(b) above as of the Closing Date; and

(vi) such other documents, instruments or agreements as may be reasonably requested by Title Company or Escrow Agent, in order to consummate the Closing in accordance with this Agreement.

10. RISK OF LOSS.

The risk of loss relating to the Property prior to Closing shall be borne by Seller. If, prior to the Closing, the Property is partially or totally destroyed or damaged by fire or other casualty, or is taken by eminent domain or through condemnation proceedings, then Purchaser may, at its option, determine not to acquire the Property. After the occurrence of any such casualty or condemnation affecting the Property, Purchaser may also, at its option within ten (1) days after Purchaser is notified of any such casualty or condemnation, elect to (a) acquire the Property and (b) direct Seller to pay or cause to be paid to Purchaser upon or following the Closing any sums collected by Seller, if any, under any policies of insurance, if any, or award proceeds relating to such casualty or condemnation (to the extent that Seller has not applied such sums or proceeds to the restoration of the Property or otherwise to address the impacts of such casualty or condemnation) and otherwise assign to Purchaser at the Closing all rights of Seller to seek and collect such sums as may then be uncollected, and/or to the extent available to Seller, adjust or settle any insurance claim or condemnation proceeding, which Seller has not adjusted or settled prior to the Closing. Under such circumstances, the Purchase Consideration shall be reduced by the amount of (i) any deductibles under the applicable insurance policies or award with respect to the Property and (ii) any uninsured casualty or loss with respect to the Property. Insurance on the Property shall be cancelled as of 12:01 a.m. on the Closing Date, and thereafter Purchaser shall be solely responsible for all risk of loss relating to the Property.

11. RELEASE.

(a) Approval of Property. Except as otherwise provided herein, the consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Purchaser’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Purchaser shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show and the present and future zoning ordinance, ordinances and resolutions. Except as expressly provided in this Agreement and the Closing documents, Purchaser shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and, except as otherwise set forth in this Agreement, Seller will not and does not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability or merchantability or the fitness, suitability or adequacy of the Property for any particular purpose; (v) the quality of any labor or materials relating in any way to the Property; or (vi) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. PURCHASER ACKNOWLEDGES THAT PURCHASER IS A SOPHISTICATED PURCHASER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, PURCHASER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY DOCUMENTS DELIVERED AT THE CLOSING. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT.

(b) By Seller. Effective upon the Closing, Seller on behalf of itself and all of its subsidiaries, affiliates, past, present and future officers, directors, employees, members, partners, shareholders, agents, representatives, trustees, beneficiaries, heirs, successors and assigns (collectively, “Seller Release Parties”), do hereby remise, release, acquit, waive, satisfy and forever discharge Purchaser, Daymark Realty Advisors, Inc. and Daymark Properties Realty, Inc., and all of their respective subsidiaries, affiliates and all of their respective past, present and future officers, directors, employees, members, partners, shareholders, agents representatives, trustees, beneficiaries, heirs, successors and assigns (collectively, “Purchaser Release Parties”, from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, objections, defenses, setoffs, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, whether known or unknown, either now accrued or hereafter maturing, which Seller Release Parties, or any of them, now or hereafter can, shall or may have by reason of any matter, cause or thing from the beginning of the world to and including the date of this Agreement, arising out of or relating to (i) the Property, and (ii) the sale of and management of the Property prior to the sale pursuant to the terms of this Agreement, and Seller Release Parties, jointly and severally, for themselves and all of their respective heirs, successors and assigns, hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any of Purchaser Release Parties, by reason of or in connection with any of the foregoing matters, claims or causes of action. The foregoing release and covenant not to sue shall not relate or apply to any of the covenants, agreements, representations or warranties of Purchaser set forth in this Agreement. Each of Seller Release Parties represents and warrants that (A) no Seller Release Party has assigned, in whole or in part, any of the claims, matters, or causes of action released herein; (B) this waiver and release is voluntary and without any duress or undue influence, and is given as part of the consideration for this Agreement; (C) it may hereafter discover facts different from or in addition to those, which it now believes to be true with respect to the foregoing release of claims; and (D) the foregoing release shall be and remain effective in all respects notwithstanding such different or additional facts. Each of Seller Release Parties expressly waives and assumes the risk of any and all claims, demand, obligations, or causes of action for damages arising out of any matter which may exist as of this date but which any of Seller Release Parties does not know or suspect to exist in their favor, for any reason, including ignorance, oversight, error, negligence, or otherwise, and which, if known, would or could affect their decision to enter into this Agreement. Each of Seller Release Parties expressly waives all rights under Section 1542 of the Civil Code of the State of California and all other similar provisions of any statute or common law ruling of any other jurisdiction, which Seller Release Parties understand provide or may be interpreted to provide as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c) By Purchaser. Effective upon the Closing, Purchaser Release Parties do hereby remise, release, acquit, waive, satisfy and forever discharge Seller Release Parties from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, objections, defenses, setoffs, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, whether known or unknown, either now accrued or hereafter maturing, which Purchaser Release Parties, or any of them, now or hereafter can, shall or may have by reason of any matter, cause or thing from the beginning of the world to and including the date of this Agreement, arising out of or relating to (i) the Property, and (ii) the sale of and management of the Property after the sale pursuant to the terms of this Agreement, and Purchaser Release Parties, jointly and severally, for themselves and all of their respective heirs, successors and assigns, hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any of Seller Release Parties, by reason of or in connection with any of the foregoing matters, claims or causes of action. The foregoing release and covenant not to sue shall not relate or apply to any of the covenants, agreements, representations or warranties of Seller set forth in this Agreement. Each of Purchaser Release Parties represents and warrants that (A) no Purchaser Release Party has assigned, in whole or in part, any of the claims, matters, or causes of action released herein; (B) this waiver and release is voluntary and without any duress or undue influence, and is given as part of the consideration for this Agreement; (C) it may hereafter discover facts different from or in addition to those, which it now believes to be true with respect to the foregoing release of claims; and (D) the foregoing release shall be and remain effective in all respects notwithstanding such different or additional facts. Each of Purchaser Release Parties expressly waives and assumes the risk of any and all claims, demand, obligations, or causes of action for damages arising out of any matter which may exist as of this date but which any of Purchaser Release Parties does not know or suspect to exist in their favor, for any reason, including ignorance, oversight, error, negligence, or otherwise, and which, if known, would or could affect their decision to enter into this Agreement. Each of Purchaser Release Parties expressly waives all rights under Section 1542 of the Civil Code of the State of California and all other similar provisions of any statute or common law ruling of any other jurisdiction, which Purchaser Release Parties understand provide or may be interpreted to provide as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

12. ADJUSTMENTS AND PRORATIONS.

(a) Prorations. All income and expenses of the Property shall be apportioned as of 12:01 a.m. on the Closing Date, with Purchaser being deemed to be the owner of its Undivided Interest in the Property during the entire day on which the Closing Date occurs and being entitled to receive its share of all revenue of the Property, and being obligated to pay its share of all expenses of the Property, with respect to such day. All prorations and apportionments hereunder shall be based upon Seller’s Undivided Interest in the Property.

(i) Such prorated items shall include the following:

(A) all rents and any other income with respect to the Property received by the Closing Date, if any, and for the month in which the Closing occurs. Such proration of rents shall be based on a rent roll updated by Seller not less than one (1) day prior to the Closing Date;

(B) taxes and assessments (including personal property taxes) levied against the Property;

(C) subject to rights under Leases regarding payments or prorations of utility payments by tenants (which will be governed by the rent proration provision described in Section 12(a)(i)(A) above), utility charges for which Seller is liable, if any, such charges to be apportioned at the Closing on the basis of the most recent meter reading occurring prior to the Closing (dated not more than fifteen (15) days prior to the Closing) or, if unmetered, on the basis of a current bill for each such utility;

(D) any other operating expenses or other items pertaining to the Property which are customarily prorated between a transferor and transferee of real estate in the county in which the Property is located.

(ii) Notwithstanding anything contained in this Section 12, the following shall apply:

(A) Except as provided in the following sentence, all delinquent real estate taxes and assessments shall be paid by Seller at or before the Closing, together with any interest, penalties or other fees related to any delinquent taxes. In determining prorations relating to non-delinquent taxes, Purchaser shall be credited with an amount equal to the real estate taxes and assessments applicable to the period prior to the Closing Date, to the extent such amount has not been actually paid by Seller. In the event that Seller has paid prior to the Closing any real estate taxes or assessments related to the Property applicable to the period after the Closing Date, Seller shall be entitled to a credit for such amount. In connection with the re-proration of real estate taxes and assessments for which a credit was given or a proration was made at the Closing, the parties shall adjust the differences between them promptly upon demand being made therefor by either Seller or Purchaser. If, after the Closing, any additional real estate taxes or assessments applicable to the period prior to the Closing Date are levied for any reason, including back assessments or escape assessments, then Seller shall pay all such additional amounts. If, after the Closing, Seller or Purchaser receive any property tax refunds regarding any Property relating to a period prior to the Closing, then that portion of the refunds related to a period prior to the Closing that is required to be refunded to any tenant of the Property shall be delivered to or retained by, as the case may be, Purchaser for the purpose of making such refund payments with the remaining portion of such refunds retained by or delivered to, as the case may be, Seller. Purchaser shall pay all supplemental taxes resulting from the change in ownership and reassessment occurring as the result of the Closing pursuant to this Agreement;

(B) Charges referred to in Section 12.2(a)(i)(C) which are payable by any tenant directly to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of such charges. As to utilities and other operating expenses for which Seller is responsible, Seller may upon notice to Purchaser elect to pay one or more of all of said items accrued to the date fixed for apportionment pursuant to this Agreement directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

(C) Purchaser shall take all steps necessary to effectuate the transfer of all utilities to the name of Purchaser as of Closing, where necessary, post deposits with the utility companies, and provide Seller with written evidence of the transfer at or prior to Closing. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date;

(D) Unpaid rent from a tenant delinquent at Closing collected by Purchaser or Seller after the date of Closing shall be delivered as follows: (a) if Seller collects any such unpaid delinquent rent, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of the Closing and any period thereafter, and (b) if Purchaser collects any such unpaid delinquent rent, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent to which Seller are entitled hereunder relating to the period prior to the date of Closing. The parties agree that (i) all rent received by Seller or Purchaser within the first thirty (30) day period after the date of Closing from a tenant delinquent at Closing shall be applied first to delinquent rent, if any, in the order of their maturity, and then to current rent, and (ii) all rent received by Seller or Purchaser after the first thirty (30) day period after the date of Closing from a tenant delinquent at Closing shall be applied first to current rent and then to delinquent rent, if any, in the inverse order of maturity. Purchaser will endeavor after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents, except in Purchaser’s sole discretion;

(E) After Closing, Seller shall be responsible for preparing a reconciliation of common area maintenance (the “CAM”) payments made by tenants under the Leases for calendar year 2011 and prior to Closing, in accordance with the Leases. To the extent CAM payments made by tenants on or after [            ] and prior to Closing (the “Pre-Closing Payments”) exceed common area expenses for the Property paid by Seller during such period, as reasonably determined by Purchaser after the Closing, Seller will pay such excess amounts to Purchaser within fifteen (15) days after such determination is made and written notice thereof is provided by Purchaser to Seller. To the extent the Pre-Closing Payments are less than the common area expenses for the Property paid by Seller during such period, as reasonably determined by Purchaser after the Closing, Purchaser will pay such amounts to Seller within fifteen (15) days after such determination is made and written notice thereof is provided by Purchaser to Seller. Purchaser shall make such determination as soon as possible after the Closing and in all events on or before the date required under the Leases;

(F) The net proration credit to or charge against Seller on account of the prorations adjustments to be made upon the Closing shall be reflected through an adjustment to cash portion of the Purchase Consideration. Any other proration adjustments made following the Closing shall be made in cash; and

(G) If any prorations hereunder cannot be calculated accurately on the Closing Date, then they shall be calculated as is soon after the Closing Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, with interest per annum at the prime rate of interest as set forth in The Wall Street Journal, plus 2% from the Closing Date to the date of payment if payment is not made within ten (10) business days after delivery of a bill therefor. Once all revenue and expense amounts have been finally and completely ascertained, Purchaser shall prepare a final proration statement which shall be conclusively deemed to be accurate and final absent manifest error.

13. CLOSING COSTS.

Seller shall pay (a) the costs of recording any termination, reconveyances and releases required to clear title to the Property pursuant to this Agreement, and (b) Seller’s attorneys’ fees. Purchaser shall pay (a) all realty transfer taxes imposed on the Special Warranty Deed, (b) all of the Escrow Agent charges and fees, (c) the costs of recording the Special Warranty Deed, (d) the costs of the Title Commitment (as updated) and the Title Policy, including any endorsements thereto and (e) Purchaser’s attorneys fees. Seller and Purchaser shall each pay their respective attorneys’ fees. If escrow fails to Close due to Purchaser’s default under this Agreement, Purchaser shall be responsible for all escrow cancellation and title charges. If escrow fails to Close due to Seller’s default under this Agreement, Seller shall pay any escrow cancellation and title charges.

14. POSSESSION.

Possession of the Property shall be delivered to Purchaser at Closing, free and clear of all liens and claims other than Permitted Exceptions and the rights of the tenants, as tenants only with no purchase rights of any kind or nature except as may be set forth in the Leases, identified on the Lease List, in the same condition as it exists on the date of this Agreement, ordinary wear and tear excepted and except as provided in Sections 10 hereof. Purchaser shall have the right to inspect the Property from time to time upon reasonable notice and at reasonable times prior to Closing to verify that the condition of the Property is as required under this Agreement.

15. DISPUTES.

(a) Equitable Remedies. The parties hereby agree that irreparable damage would occur to the other party in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that each of Purchaser and Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court located in Texas (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement.

(b) Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an “Arbitrable Claim”), shall, subject to Section 15(a) above, be settled by final and binding arbitration conducted in Orange County, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with applicable California law.

(c) Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that an Arbitrable Claim exists, the matter shall be referred to the Orange County office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.

(d) Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the laws of the State of Texas shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys’ fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

(e) Costs. The arbitrator, may, in its discretion, allocate the costs, fees and expenses incurred by the parties, as well as the fees and expenses of the mediator or arbitrator and the costs of the facility for the hearing, among the parties on the basis of fault.

(f) Survivability. This dispute resolution process shall survive the termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.

16. NOTICES.

Any notice, demand, request or other communication which either party hereto may be required or may desire to give under this Agreement shall be in writing and shall be deemed to have been properly given if (a) hand delivered (effective upon delivery), (b) sent by a nationally recognized overnight delivery service (effective one (1) business day after delivery to such courier for overnight service) or (c) sent by facsimile (effective upon receipt of mechanical confirmation of transmission) provided that a confirmation copy of such facsimile notice is sent by one of the other methods listed herein, in each case, prepaid and addressed in accordance with Line 8 or Line 9 (as applicable) of the Summary Statement or to such other or additional addresses as either party might designate by written notice to the other party.

17. BROKERS.

Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby. Each party agrees to indemnify, defend and hold harmless the other party, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through such party. The obligations of Seller and Purchaser under this Section 18 shall survive the Closing and the termination of this Agreement.

18. TAX COVENANTS.

(a) Seller shall provide Purchaser with such cooperation and information relating to any of the Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes, or (iv) performing tax diligence, including with respect to the impact of this transaction on the Purchaser’s tax status as a REIT.

19. ASSIGNMENT.

This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect, except that Purchaser, may assign its rights and obligations hereunder to an affiliate of Purchaser without Seller’s consent so long as the use of any such affiliate does not change the amount of or form of payment of the Purchase Consideration.

20. G REIT LOAN TO MINORITY OWNERS.

The Purchaser and Seller acknowledge that the Purchaser will be assuming that certain loan made by G REIT Liquidating Trust to the Minority Owners (the “TIC Loan”) concurrently with the acquisition by Purchaser of the Minority Owners’ interest in the Property. G REIt Liquidating Trust agrees that it will forgive the entire amount of the TIC Loan concurrently with the Closing.

21. MISCELLANEOUS.

(a) Time is of the essence of each provision of this Agreement.

(b) Subject to the terms and conditions of Section 19 above, this Agreement and all provisions hereof shall extend to, be obligatory upon and inure to the benefit of only the parties hereto and the respective heirs, legatees, successors and permitted assigns of the parties hereto.

(c) Except as provided herein, this Agreement and the schedules and exhibits attached hereto, contain the entire agreement between the parties relating to the matters addressed herein and it supersedes all prior discussions, undertakings and agreements between the parties hereto related to the subject matter hereof.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(e) If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby.

(f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(g) From and after the date hereof, subject in all respects to the approval of Seller, Purchaser and Seller shall jointly prepare and issue all releases of information relating to the sale of the Property, and any inquiries regarding the transaction contemplated hereby shall be responded to only after consultation with the other party hereto. The provisions of this Section 21(g) shall survive the Closing or earlier termination of this Agreement.

(h) If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the nonprevailing party to such action will reimburse the prevailing party for the reasonable expenses of prosecuting or defending such action, including, without limitation, attorneys’ fees, and disbursements and mediation, arbitration and court costs. The obligations under this Section 21(h) shall survive the termination of this Agreement.

(i) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

(j) Purchaser and/or its agents shall be entitled to communicate with the tenants or any Governmental Entity having jurisdiction over the Property provided Seller are notified of such meeting or discussion.

(k) If, under the terms of this Agreement and the calculation of the time periods provided for herein, the Closing Date or any other date to be determined under this Agreement should fall on Saturday, a Sunday, a federal or New York, Texas or California, legal holiday or a date which banks located in New York, Texas or California, are not open for business, then such date shall be extended to the next business day.

(l) A facsimile or photocopy signature on this Agreement, any amendment hereto, any Closing Document or any notice delivered hereunder shall have the same legal effect as an original signature; provided, however, that nothing herein shall excuse either party from its obligation to deliver an original signature on any document that is intended to be recorded or filed; any notice permitted or required to be delivered hereunder may be delivered by the attorney for either party hereto.

(m) The parties shall keep the terms of this Agreement confidential (and Purchaser shall keep information it learns about the Property confidential, excluding information that is part of a public record) and shall not disclose such terms and, in the case of Purchaser, information, to any other parties without the other party’s prior written consent, which consent shall be in each party’s sole discretion; provided, however, that each party may, without obtaining such prior written consent, make such disclosures as may be required by applicable laws or agreements by which such party is bound, and to each such party’s existing and potential managers, members, investors, officers, lenders, employees, attorneys, accountants, appraisers, insurance advisors, consultants and similar third party professionals. Notwithstanding the foregoing, the parties to this Agreement (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure provided for therein; provided, however, that no party (nor any employee, representative, or other agent thereof) shall disclose any information to the extent that such disclosure could result in a violation of any federal or state securities law.

(n) The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.

(o) PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE. THE PROVISIONS OF THIS SECTION 21(o) SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

(p) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or pdf e-mail counterparts of the signature pages.

(q) Notice is hereby given that all persons dealing with Purchaser shall look solely to the assets of Purchaser for the enforcement of any claim against Purchaser, as none of the trustees, officers, employees or shareholders of Purchaser assume any personal liability for obligations entered into by or on behalf of Purchaser (including, without limitation, this Agreement). Seller acknowledges and agrees to the foregoing limitation on liability. Notice is hereby given that all persons dealing with Seller shall look solely to the assets of Seller and G REIT Liquidating Trust for the enforcement of any claim against Seller, as none of the trustees, officers, employees or shareholders of Seller or G REIT Liquidating Trust assume any personal liability for obligations entered into by or on behalf of Seller (including, without limitation, this Agreement). Purchaser acknowledges and agrees to the foregoing limitation on liability.

(r) Seller and Purchaser shall take such other actions and execute such additional documents prior to and following the Closing as the other may reasonably request in order to effect the transactions contemplated by this Agreement.

(s) The titles and captions of the Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

(t) No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

(u) Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

(v) No amendment or modification of this Agreement shall be deemed effective unless it is in writing signed by Purchaser and Seller.

(w) The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of any one breach shall be construed as a waiver of any preceding or succeeding breach of any covenant or condition of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PURCHASER:		SELLER:

The American Recovery Property Trust, Inc., a Maryland Corporation		G REIT Western Place, LP, a Texas limited partnership

By:	/S/ Todd Mikles	By:	/S/ Gary Wescombe
	Todd A. Mikles, President	Name:	Gary Wescombe
		Title:	Chairman

JOINDER BY THE ESCROW AGENT

By its execution hereof, the Escrow Agent hereby acknowledges receipt of a copy of the Agreement of Sale to which this Joinder is attached, and agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent.

First American Title Company

By:
Name:
Title:

SCHEDULE 5

Permitted Exceptions

SCHEDULE 5

Schedule 9(a)(v)

Form of Title Affidavit

[See Attached]

SCHEDULE 9(a)(v)

EXHIBIT A-1

Seller’s Undivided Interest

EXHIBIT A-1

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March 16, 2012

EXHIBIT A-2

Legal Description of Real Property

EXHIBIT A-2

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March 16, 2012

EXHIBIT B

List of Improvements and Personal Property

EXHIBIT B

DLA Draft

March 16, 2012

EXHIBIT C

List of Leases and Rent Roll

DLA Draft

March 16, 2012

EXHIBIT D

List of Contracts

EXHIBIT D

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March 16, 2012

EXHIBIT E

List of Licenses

DLA Draft

March 16, 2012

EXHIBIT F

Seller’s Representations and Warranties

1. Additional Defined Terms.

For purposes of this Exhibit F, the following terms have the meanings set forth below. Terms which are not defined below shall have the meaning set forth for those terms as defined in the Agreement to which this Exhibit F is attached:

Actions: Means all actions, litigations, complaints, charges, accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.

Environmental Law: Means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the Closing Date, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of Hazardous Materials, including without limitation: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (y) applicable state and local statutory and regulatory laws, statutes and regulations pertaining to Hazardous Materials.

Environmental Permits: Means any and all licenses, certificates, permits, directives, requirements, registrations, Governmental Entity approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.

Hazardous Material: Means any substance:

(i) the presence of which requires investigation or remediation under any Environmental Law action or policy, administrative request or civil complaint under the foregoing or under common law; or

(ii) which is controlled, regulated or prohibited under any Environmental Law as in effect as of the Closing Date, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or

(iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Closing Date is regulated by any Governmental Entity; or

(iv) the presence of which on, under or about, the Property poses a hazard to the health or safety of persons on or about the Property; or

(v) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or

(vi) radon gas.

EXHIBIT F-1

DLA Draft

March 16, 2012

Liens: Means, with respect to any real and personal property, all mortgages, pledges, liens, options, charges, security interests, mortgage deed, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

Other Taxes: Means Taxes other than income Taxes.

Person: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

REIT Shares: Shall have the meaning set forth in the OP Agreement.

Release: Shall have the same meaning as the definition of “release” in the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) at 42 U.S.C. Section 9601(22), but not including the exclusions identified in that definition, at subparts (A) through (D).

Tax or Taxes: Means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property taxes and assessments, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: Means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2. Representations and Warranties of Seller.

Seller represents and warrants to Purchaser as set forth below in this Section 2, which representations and warranties are true, accurate and complete as of the date hereof and will be true, accurate and complete as of the date of Closing:

2.1 Organization; Authority; Qualification. Seller is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

2.2 Due Authorization. The execution, delivery and performance of the Agreement by Seller have been duly and validly authorized by all necessary action of Seller. The Agreement and each agreement, document and instrument executed and delivered by or on behalf of Seller pursuant to the Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, each enforceable against Seller in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

2.3 Consents and Approvals. Except as shall have been satisfied prior to the Closing Date, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by Seller in connection with the execution, delivery and performance of the Agreement and the transactions contemplated hereby.

EXHIBIT F-2

DLA Draft

March 16, 2012

2.4 Ownership of the Property. Seller is the sole owner of its Undivided Interest in the Property, beneficially and of record, free and clear of any Liens of any nature (other than the Permitted Exceptions and the terms and conditions of the co-tenancy agreement) and has full power and authority to convey its Undivided Interest in the Property, free and clear of any Liens (other than the Permitted Exceptions), and, upon delivery of consideration for its Undivided Interest in the Property as herein provided, Purchaser will acquire good and marketable title thereto, free and clear of any Liens (other than the Permitted Exceptions and any liens arising through Purchaser). Seller has not granted any rights to acquire the Property or any part thereof or interest therein, and will not lease, transfer, option, mortgage, pledge, or convey its interest in the Property or any portion thereof nor any right therein (except as may be set forth in the co-tenancy agreement), nor shall such Seller enter into any agreement granting to any person or entity any option to purchase or rights with respect to the Property or any part thereof or interest therein.

2.5 No Violation. None of the execution, delivery or performance of the Agreement, any agreement contemplated thereby and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right adverse to Seller or Purchaser of (A) the organizational documents, including the operating agreement, if any, of Seller, (B) any agreement, document or instrument to which Seller is a party or by which Seller or the Property are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree, or require any approval, consent or waiver of, or make any filing with, any person or Governmental Entity or foreign, federal, state, local or other law binding on Seller or by which Seller, or any of its assets or properties are bound or subject.

2.6 Non-Foreign Status. Seller is a United States person (as defined in Section 7701(a)(30) of the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements. Seller will provide affidavits at the Closing to this effect as provided for in Section 9 of the Agreement.

2.7 Withholding. Seller shall execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of any United States federal or state withholding provisions, including without limitation those referred to in Section 2.6 above. If Seller fails to provide such certificates or affidavits, Purchaser may withhold a portion of any payments otherwise to be made to Seller as required by the Code or applicable state law.

2.8 OFAC. Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (“Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called “Orders”). Seller is not/shall not be: (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as “Lists”); (b) owned or controlled by, nor act for or on behalf of, any person or entity on the Lists; or (c) transfer or permit the transfer of any of the Property or Seller’s Undivided Interest in the Property to any person who is or whose beneficial owners are listed on the Lists.

2.9 No Brokers. Neither Seller nor any of Seller’s respective officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Purchaser or any of its affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Agreement.

EXHIBIT F-3

DLA Draft

March 16, 2012

2.10 Solvency. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against Seller, any bankruptcy case, or any case or proceeding seeking liquidation, reorganization, dissolution, winding up or composition or readjustment of debts, (c) suffered the appointment of a receiver, custodian, trustee or liquidator or of any substantial part of my assets, (d) suffered the attachment or other judicial lien or seizure of any substantial part of my assets, (e) failed to pay, or become unable to pay, my debts as they come due, (f) made an offer of settlement, extension or composition to my creditors generally, or (g) taken any action for the purpose of authorizing, consenting to or effecting the Property or Seller’s Undivided Interest in the Property. Seller will be solvent immediately following the transfer of its Undivided Interest in the Property to Purchaser pursuant to the Agreement. Any financial information provided to Purchaser by Seller regarding the Property or Seller’s Undivided Interest in the Property, including, but not limited to, rent rolls, operating statements and lease information, is true, correct and complete in all material respects.

2.11 Taxes. No tax lien or other charge exists or will exist upon consummation of the transactions contemplated hereby with respect to the Property, except such tax liens for which the tax is not delinquent and has been properly reserved for payment by Seller. The copies of the real property tax bills for the Property for the current tax year which have been furnished or made available to Purchaser are true and correct copies of all of the tax bills for such tax year actually received by Seller or Seller’s agents for the Property. Seller has timely and properly filed all Tax Returns required to be filed by it and has timely paid all Taxes required to be paid by it. Seller has not requested any extension of time or agreed to any extension of the applicable statue of limitations within which to file any pending Tax Return. None of the Tax Returns filed by Seller is the subject of a pending or ongoing audit, and no federal, state, local or foreign taxing authority has asserted any tax deficiency or other assessment against Seller, the Property or Seller’s Undivided Interest in the Property.

2.12 Litigation. There are no Actions and no litigation, claim or other proceeding, either judicial or administrative (including, without limitation, any Governmental Entity action or proceeding), pending or, to Seller’s knowledge, threatened in the last twelve (12) months, against the Property or Seller or that would reasonably be expected to adversely affect Seller’s ability to consummate the transactions contemplated hereby. Seller is not bound by any outstanding order, writ, injunction or decree of any court, Governmental Entity or arbitration against or affecting all or any portion of its Property, which in any such case would impair Seller ability to enter into and perform all of its obligations under the Agreement.

2.13 Compliance With Laws. The Property has been maintained or operated and on the date hereof are, and as of the Closing Date will be, in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) whether federal, state or local, foreign.

2.14 Eminent Domain. There is no existing or, to Seller’s knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the Property.

2.15 Licenses and Permits. All notices, licenses, permits, certificates (including certificates of occupancy), rights, privileges, franchises and authority required in connection with the construction, use, occupancy, management, leasing and operation of the Property has been obtained and are in full force and effect, are in good standing.

2.16 Real Property.

(a) Neither Seller, nor any other party to any material agreement affecting the Property, has given to Seller or, to Seller’s knowledge, received any notice of any uncured default with respect to any material agreement affecting the Property, and, no event has occurred or, to Seller’s knowledge, is threatened, which through the passage of time or the giving of notice, or both, would constitute a default thereunder. To Seller’s knowledge, such agreements are valid and binding and in full force and effect, have not been amended, modified or supplemented since such time as such agreements were made available to Purchaser, except for such amendments, modifications and supplements delivered to and approved by Purchaser.

EXHIBIT F-4

DLA Draft

March 16, 2012

(b) Seller owns the Undivided Interest in fee title to the Property as described in the Title Commitment and has insurable fee simple title to the Undivided Interest in the Property.

2.17 Environmental Compliance. To Seller’s knowledge, the Property is currently in compliance with all Environmental Laws and Environmental Permits. Seller has not received any notice from the United States Environmental Protection Agency or any other Governmental Entity that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any violation of, or requiring compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon the Property. No investigation or litigation with respect to Hazardous Materials located in, on, under or upon the Property is pending or, to Seller’s knowledge, has been threatened in the last twelve (12) months by any Governmental Entity or any third party. To Seller’s knowledge, no environmental conditions exist at, on, under, upon or affecting the Property or any portion thereof that would reasonably be likely to result in any material claim, liability or obligation under any Environmental Laws or Environmental Permit or any material claim by any third party.

2.18 Trademarks and Tradenames; Proprietary Rights.

(a) There are no actions or other judicial or administrative proceedings against Seller, or the Property pending or, to Seller’s knowledge, threatened in the last twelve (12) months, that concern any copyrights, copyright application, trademarks, trademark registrations, trade names, service marks, service mark registrations, trade names and trade name registrations or any trade secrets being transferred to Purchaser hereunder (the “Proprietary Rights”). There are no patents or patent applications relating to the Property.

(b) The current use of the Proprietary Rights does not conflict with, infringe upon or violate any copyright, trade secret, trademark or registration of any other person.

2.19 Condition of Property. To Seller’s knowledge, there is no material defect in the structural condition of the Property, the roof thereon, the improvements thereon, the structural elements thereof and the mechanical systems thereon (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems), nor any material damage from casualty or other cause, nor any soil condition of the Property that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, except for any such defect, damage or condition that has been corrected or will be corrected in the ordinary course of the business of the Property as disclosed as part of its scheduled annual maintenance and improvement program. There have been no alterations to the exteriors of any of the buildings or other improvements on the Property that would render any surveys or plans provided to Purchaser materially inaccurate or otherwise reflect a material deficiency in title to such improvements.

2.20 Leases. Exhibit C contains a complete and accurate list of all Leases. Seller holds the Undivided Interest in the lessor’s interest under such Leases; a true and complete copy of all such Leases have been delivered to Purchaser; all Leases are in full force and effect; and the rent roll set forth on Exhibit C complete and accurate; Seller, as a lessor under such Leases, has not received any notice that it is in default of any of its obligations under such Leases beyond any applicable grace period which has not been cured; to Seller’s knowledge, except as set forth in Exhibit C, no tenant is in default under any Lease. All material obligations of the lessor under the Leases that have accrued to the date hereof have been performed or satisfied. To Seller’s knowledge, no tenants under any of the Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.

2.21 Tangible Personal Property. Seller owns the Undivided Interest in all Leases and all Improvements and Personal Property which are used in the operation of the Property. Such Leases and Improvements and Personal Property are free and clear of all Liens, other than Permitted Exceptions.

EXHIBIT F-5

DLA Draft

March 16, 2012

2.22 Service Contracts. Exhibit D contains a complete and accurate list of all Contracts. There are no service or maintenance contracts affecting the Property which are not cancelable upon thirty (30) days notice; true and correct copies of the Contracts agreements relating to the Property have been delivered to Purchaser and the same are in full force and effect and have not been modified or amended. To Seller’s knowledge, no material event of default exists (which remains uncured) under any of the Contracts.

2.23 Employees. No individuals are employed by Seller or, to Seller’s knowledge, any of the Minority Owners with respect to the Property, and transactions contemplated by the Agreement will not result in any liability with respect to labor and employment matters.

2.24 Existing Loans. Seller has disclosed to Purchaser all Existing Loans and the respective balance of such loans as of the date the Agreement. To Seller’s knowledge, no event of default or event that with the passage of time or giving of notice or both would constitute a material event of default has occurred as of the date hereof under any of the Existing Loans.

2.25 Real Property Taxes; Zoning. Neither Seller (nor its affiliates) has received any notification of any material new or increased general or special tax assessments for the Property. The Property is assessed for real property tax through one tax bill and the Property is comprised of one or more independent tax lots. Seller has not received any written notice (which remains uncured) from any Governmental Entity stating that the Property is currently violating any zoning, land use or other similar rules or ordinances in any material respect.

2.26 Defects. To Seller’s knowledge, there are no physical defects in the Real Property or Improvements or other conditions, including, without limitation, any adverse environmental conditions, wetlands or endangered species on or about the Property, that could cause injury or damage to persons or property, or that could have an adverse effect on the marketing, development and/or construction of improvements on the Real Property

2.27 Utilities. All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of the Property; such utilities are adequate for the current use of the Property; and the means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the current use of the Property

2.28 Insurance. Seller currently has in place public liability, casualty and other insurance coverage with reputable insurance companies with respect to the Property, as the case may be, in customary amounts for projects similar to the Property in the markets in which the Property is located, and in all cases substantially in compliance with the existing financing arrangements. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been fully paid when due. No written notice of cancellation, default or non-renewal has been received or to Seller’s knowledge threatened with respect thereto.

EXHIBIT F-6

DLA Draft

March 16, 2012

EXHIBIT G

Securities Matter Agreement

See attached.

EXHIBIT G

DLA Draft

March 16, 2012

EXHIBIT H

Form of Special Warranty Deed

EXHIBIT H

DLA Draft

March 16, 2012

EXHIBIT I

Form of Bill of Sale

The undersigned (“Seller”), in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid to Seller, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, do hereby sell, assign, transfer, and set over to The American Recovery Property Trust, Inc., a Maryland corporation (“Purchaser”), the personal property described on Schedule 1 attached hereto, presently located on the real estate commonly known as 6000-61000 Western Place, Forth Worth, Texas (the “Property”).

Seller does hereby covenant with Purchaser that at the time of delivery of this Bill of Sale, the Personal Property is free from all encumbrances except the Permitted Exceptions (as defined in the Agreement of Sale dated as of May             , 2012 between Seller and Purchaser) and that Seller will warrant and defend the same against the claims and demands of all persons claiming by, through or under Seller, but against no other. SELLER HEREBY DISCLAIMS, AND PURCHASER HEREBY WAIVES ANY AND ALL WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY BEING TRANSFERRED BY THIS INSTRUMENT.

EXECUTED this day of             , 2012.

SELLER:

G REIT Liquidating Trust

By:	/S/ Gary Wescombe
Name:	Gary Wescombe
Title:	Chairman

SCHEDULE 1 TO BILL OF SALE

DLA Draft

March 16, 2012

Schedule 1 to Bill of Sale

PERSONAL PROPERTY

All equipment and fixtures owned by Seller and attached to the Property or used in connection with the ownership, operation, leasing, marketing, management or maintenance thereof, including, without limitation, all heating, lighting, air conditioning, ventilating, plumbing, electrical or mechanical equipment [and including specifically]

SCHEDULE 1 TO BILL OF SALE

DLA Draft

April 22, 2012

EXHIBIT J

Form of Assignment and Assumption

THIS ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS AND OTHER PROPERTY INTERESTS (this “Assignment”) is entered into as of the             day of                     , 2012 (“Effective Date”), between G REIT Liquidating Trust,             (“Assignor”), and The American Recovery Property Trust, Inc., a Maryland corporation (“Assignee”).

Background

This Assignment and Assumption of Leases, Contracts, Licenses, Name, Claims and Proceeds, and Available Development Rights and other Property Interests is being executed and delivered pursuant to that certain Agreement of Sale dated as of March             , 2012 (the “Agreement”) between Assignor, as Seller, and Assignee, as Purchaser. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Assignment and Assumption

In consideration of Ten Dollars ($10.00) in hand paid by Assignee to Assignor, the receipt and sufficiency of which is hereby acknowledged, Assignors do hereby assign, transfer and set over unto Assignee, all of Assignors’ right, title and interest in and to (i) the Leases together with tenant security deposits held by Assignor under the Leases, (ii) the Contracts, (iii) to the extent assignable, all Licenses, (iv) the Name, (v) all Claims and Proceeds, (vi) Available Development Rights, and (vii) all other rights, privileges and entitlements related to the ownership, use and operation of the Real Property and/or Improvements.

TO HAVE AND TO HOLD, the same unto Assignee, its successors and assigns, from and after the Effective Date, subject to the terms, covenants, conditions and provisions contained in the Leases, the Contracts and the Leases.

Assignee does hereby accept the foregoing assignment and does hereby assume, as of the date hereof, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Leases, the Contracts and the Licenses arising from and after the Closing Date, and Assignee agrees to be liable for the observance and performance thereof with the same force and effect as though Assignee were the original party to the Leases, the Contracts and the Licenses. Assignors agree to protect, defend, indemnify and hold harmless Assignee, its agents, employees, officers, directors, managers, members, legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liabilities, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its agents, employees, officers, directors, managers, members, legal representatives, successors and assigns or any of them arising out of or in connection with the Leases, the Contracts, the Licenses, the Name, the Claims and Proceeds and the Available Development Rights as to events occurring prior to the Closing Date.

Assignors hereby represent and warrants only that they have not previously assigned the Leases, the Contracts, the Licenses, the Name, the Claims and Proceeds and the Available Development Rights.

This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective legal or personal representatives, heirs, executors, administrators, successors, and assigns. No third party shall have the benefit of any of the provisions of this Assignment nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee rely hereon. Disputes arising with respect to this Assignment shall be addressed and resolved pursuant to the provisions of Section 15 of the Agreement, and the non-prevailing party shall pay the reasonable attorneys’ fees and expenses of the prevailing party. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

EXHIBIT J

DLA Draft

March 16, 2012

No modification, waiver, amendment, discharge or change of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

This Assignment shall be construed and enforced in accordance with the laws of the State of Texas.

This Assignment may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR

G REIT Liquidating Trust

By:	/S/ Gary Wescombe
Name:	Gary Wescombe
Title:	Chairman

ASSIGNEE

The American Recovery Property Trust, Inc., a Maryland corporation

By:	/S/ Todd Mikles
Name:	Todd Mikles
Title:	President

EXHIBIT  J-2

DLA Draft

March 16, 2012

EXHIBIT K

Form of Tenant Notification Letter

                    , 2012

To:	[Tenants of Western Place I & II Fort Worth, Texas]

Re:	TENANT NOTICE LETTER SALE OF PROPERTY
LEASE:

Dear Ladies and Gentlemen:

This notice is delivered to advise you that on                     , 2012 the Landlord’s interest in the above-referenced property was sold and assigned to The American Recovery Property Trust, Inc., a Maryland corporation (the “Purchaser”) and that, in connection with the sale, your Lease and the security deposit (if any) thereunder were assigned to Purchaser. Accordingly, you are hereby authorized and directed to make all future payments under the Lease to Purchaser and to address any and all notices and other communications to the landlord under or in connection with your Lease to [Purchaser or Purchaser’s property manager] at the following address:

[

]

Furthermore, please notify the insurance carrier(s) providing insurance required under your Lease of the foregoing and have Purchaser as well as         [Property Manager]          added as additional insureds.

EXHIBIT  K-1

If you have any questions regarding any of this information, please contact [                    at                     .]

Very truly yours,

IN WITNESS WHEREOF, this Notice has been executed as of the date first above written.

SELLER

G REIT Liquidating Trust

By:	/S/ Gary Wescombe
Name:	Gary Wescombe
Title:	Chairman

PURCHASER

The American Recovery Property Trust, Inc., a Maryland corporation

By:	/S/ Todd Mikles
Name:	Todd Mikles
Title:	President

EXHIBIT  K-2